                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                   ----------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 21, 2004

                          REGIONS FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                       0-6159                 63-0589368
(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)


                417 North 20th Street, Birmingham, Alabama 35203
               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (205) 944-1300


ITEM 5. OTHER EVENTS.

         On May 21, 2004, Regions Financial Corporation ("Regions") and Union Planters Corporation ("Union Planters") announced that they have agreed in principle to settle the previously disclosed purported stockholder class actions pending against them which challenged the proposed merger between the companies.


         In the settlement, Regions and Union Planters will agree to waive their right to receive any portion of the termination fee payable under the merger agreement in excess of $164,250,000 and $233,600,000, respectively.


         Under the terms of the settlement, all claims relating to the merger agreement and the proposed merger will be dismissed and released on behalf of the settlement class. The settlement is subject to approval by the courts in which the actions are pending. Upon approval of the proposed settlement by the courts, plaintiff's attorneys are expected to apply for an award of attorneys' fees and expenses.

         Information concerning the proposed merger is set forth or incorporated by reference in the joint proxy statement/prospectus of Regions and Union Planters dated April 29, 2004. Such information is supplemented by the additional information filed in this current report on Form 8-K, including specifically the following:

         o In performing the discounted cash flow analysis described in the joint proxy statement/prospectus on pages 44-45, UBS utilized assumptions based on estimates of Institutional Brokerage Estimate System (I/B/E/S). UBS determined the discount rates used in its discounted cash flow analysis by estimating a range of both companies' weighted average cost of capital. UBS determined the price-to-earnings multiples used in its discounted cash flow analysis by using a range of forward multiples for regional banks such as Regions and Union Planters.

         o In its analysis of selected precedent transactions on pages 43-44 of the joint proxy statement/prospectus, UBS reviewed the proposed board composition of the combined company relative to various financial metrics and compared the arrangements with those in other business combination transactions that it determined to be reasonably comparable to the proposed Union Planters/Regions merger. This review was based on company press releases and public filings at the time of the announcement of the transaction, and was conducted to provide additional information for the Regions board to use in determining whether to pursue the merger transaction with Union Planters.

         o In determining that a transaction between Regions and Union Planters would be in the best interests of each company's respective stockholders, each company's board of directors, in consultation with its financial advisors, considered various other potential strategic opportunities available to each of Regions and Union Planters, including strategies to improve their respective businesses on an independent basis.

         o As discussed on pages 34 and 37 of the proxy statement/prospectus, the parties anticipate annual pre-tax expense reductions of $200 million, or 7% of the combined companies' operating expense base, which are expected to be substantially realized by the end of 2006. More specifically, as indicated in an investor presentation previously filed with the SEC, Union Planters and Regions currently anticipate that the savings will be phased-in 15% in 2004, 60% in 2005, 85% in 2006 and 100% thereafter. These savings are expected to arise from expense reductions relating to personnel (currently estimated at approximately $75 million pre-tax when fully phased-in), facilities and branches (currently estimated at approximately $35 million pre-tax when fully phased-in) and systems and other sources (currently estimated at approximately $90 million pre-tax when fully phased-in).

         o As indicated on pages 35 and 37 of the proxy statement/prospectus, each company's board of directors considered in approving the merger the anticipated pro forma contributions of each company to estimated 2004 and 2005 GAAP earnings per share. More specifically, these contributions were approximately 38.4% and 61.6% for 2004 and approximately 39.6% and 60.4% for 2005, in each case for Union Planters and Regions, respectively.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

                  99.1 Joint press release of Regions Financial Corporation and
                       Union Planters Corporation dated May 21, 2004.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   REGIONS FINANCIAL CORPORATION


                                   By: /s/ Ronald C. Jackson
                                       -----------------------------------------
                                   Name: Ronald C. Jackson
                                   Title: Senior Vice President and Comptroller

Date: May 21, 2004


                                INDEX TO EXHIBITS

EXHIBIT NO.                                 EXHIBIT
-----------      ---------------------------------------------------------------
99.1             Joint press release of Regions Financial Corporation and Union
                 Planters Corporation dated May 21, 2004.